EXHIBIT 23.3



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in the Prospectus/Proxy Statement forming a part of the Registration Statement on Form S-4 filed by German American Bancorp, Inc. of our report dated February 16, 1998, on our audit of the consolidated balance sheets of Citizens State Bancorp and subsidiary, as of December 31, 1997 and 1996 and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period dated December 31, 1997. We also consent to the reference to our firm under the caption "Experts" in the Prospectus/Proxy Statement.


/s/ Gaither Rutherford & Co., LLP
GAITHER RUTHERFORD & CO., LLP
Evansville, Indiana

April 21, 1998